Exhibit 99.1

MAKO Surgical Corp. Reports Operating Results for the First Quarter 2010

Highlights

First quarter revenue totaled $7.2 million, a 94% increase over the same period in 2009

Commercial installed base increased by four systems to 40 RIO® systems

731 MAKOplasty® procedures performed, a 30% sequential increase from fourth quarter 2009

FORT LAUDERDALE, FL – (GLOBENEWSWIRE) — May 6, 2010 —MAKO Surgical Corp. (NASDAQ:MAKO), a medical device company that markets both its RIO® robotic arm interactive orthopedic surgical platform and proprietary RESTORIS® implants for minimally invasive orthopedic knee procedures known as MAKOplasty®, today announced its operating results for the quarter ended March 31, 2010.

Recent Business Developments

RIO Systems – Four RIO systems were installed and customer accepted at commercial sites during the first quarter. These new systems brought the total number of MAKO’s commercial MAKOplasty systems to 40 as of March 31, 2010.

MAKOplasty Procedure Volume – During the first quarter, 731 MAKOplasty procedures were performed, representing a 30% increase over the fourth quarter of 2009 and a 176% increase over the first quarter of 2009. The average monthly utilization per commercial system increased to 6.6 procedures during the first quarter of 2010, which was up from 6.0 procedures per system per month in the fourth quarter of 2009 and 4.9 procedures per system per month in the first quarter of 2009. A total of 3,115 procedures had been performed through March 31, 2010, since the first procedure in June 2006.

Clinical Education – At the 77th Annual Meeting of the American Academy of Orthopedic Surgeons (AAOS) meeting in March, MAKOplasty was discussed in four peer reviewed poster presentations, two podium presentations and a podium presentation at the Knee Specialty Day, building on MAKO’s base of clinical evidence.  Additionally, in the first quarter, MAKO held two BioSkills courses, which are designed to bring together current and prospective MAKOplasty surgeons to share best practices.

Product Milestones – In February 2010, MAKO received a third 510(k) marketing clearance for its RIO hip application, allowing for the anticipated future use of the RIO system in performing all components of a total hip arthroplasty.

 “We are pleased with the addition of four new commercial sites and the 731 MAKOplasty procedures performed in the first quarter,” said Maurice R. Ferré, M.D., President and Chief Executive Officer of MAKO.  “Additionally, we believe the improving utilization trends, the data presented at AAOS and the clearance of an additional hip application position MAKO well for the remainder of 2010.”

2010 First Quarter Financial Review

Revenue was $7.2 million in the first quarter of 2010 compared to $3.7 million in the first quarter of 2009. Revenue in the first quarter of 2010 primarily consisted of approximately $3.4 million in revenue from the sale of four RIO systems, and approximately $3.6 million in revenue from the sale of implants used in the 731 MAKOplasty procedures performed in the quarter.

Total gross profit for the first quarter of 2010 was $3.3 million compared to a gross profit of $0.7 million in the same period in 2009. Total gross margin for the period was approximately 45%, comprised of a 46% margin on procedure revenue and a 49% margin on RIO system revenue partially offset by a negative margin on service and other revenue. The gross margins on procedure revenue and service and other revenue were impacted by a $1.1 million charge in the quarter for the write-off of excess inventory related to MAKO’s RESTORIS Classic implant system as discussed below. Excluding this charge, the gross margin on procedure revenue would have been 73% and the total gross margin would have been 60%.

For the three months ended March 31, 2010, MAKO wrote-off approximately $1.9 million of excess unicompartmental knee implant system, or RESTORIS Classic, implants and related instrumentation with excess implants of approximately $1.0 million charged to “cost of revenue – procedures”; cancellation charges of $0.1 million charged to “cost of revenue – service and other”; and excess instrumentation of approximately $0.8 million charged to “selling, general and administrative expenses”. These charges were necessitated by the rapid adoption of the RESTORIS MCK multicompartmental knee implant system and the corresponding decline in the usage of RESTORIS Classic. RESTORIS Classic was introduced in the third quarter of 2008 and was modeled after existing well-known unicompartmental designs. In connection with the launch of the RIO system in the second quarter of 2009, MAKO launched its next generation RESTORIS MCK multicompartmental knee implant system, or RESTORIS MCK. RESTORIS MCK was designed as a premium addition to the RESTORIS product family with the goal of delivering a more natural feeling knee by preserving bone and providing anatomical features such as high flexion.

Operating expenses were $14.7 million in the first quarter of 2010 compared to $9.8 million in the first quarter of 2009.  The increase in operating expenses was primarily attributable to the following: an increase in sales and marketing activities for the continued expansion of the direct sales force and commercialization of the RIO system and RESTORIS implant systems; an increase in research and development activities associated with on-going development of the RIO system, the RESTORIS implant systems and potential future products, including the RIO-enabled hip application; an increase in general and administrative costs as MAKO continued to build infrastructure to support growth; and the write-off of excess inventory discussed above.

Net loss for the three months ended March 31, 2010 was $11.4 million, including non-cash stock-based compensation expense of $1.3 million, or $(0.34) per basic and diluted share, based on average basic and diluted shares outstanding of 33.2 million. Excluding the write-off of excess RESTORIS Classic inventory and instruments, net loss for the quarter would have been $9.5 million, or $(0.29) per basic and diluted share. This compares to a net loss for the same period in 2009 of $8.9 million, including non-cash stock-based compensation expense of $0.8 million, or $(0.36) per basic and diluted share, based on average basic and diluted shares outstanding of 24.7 million.

Cash, cash equivalents and investments were $60.6 million as of March 31, 2010, compared to $71.2 million as of December 31, 2009.

Conference Call

MAKO will host a conference call today at 4:30 pm EDT to discuss its first quarter results.  To listen to the conference call, please dial 877-843-0414 for domestic callers and 914-495-8580 for international callers approximately ten minutes prior to the start time. To access the live audio broadcast or the subsequent archived recording, visit the Investor Relations section of MAKO’s website at www.makosurgical.com.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets both its RIO® Robotic-Arm Interactive Orthopedic system and its proprietary RESTORIS® implants for minimally invasive orthopedic knee procedures. The MAKO RIO is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology and prepares the knee joint for the insertion and alignment of MAKO's resurfacing RESTORIS implants through a minimal incision. The FDA-cleared RIO system allows surgeons to provide a precise, consistently reproducible tissue-sparing, bone resurfacing procedure called MAKOplasty® to a large, yet underserved patient population suffering from early to mid-stage osteoarthritic knee disease. MAKO has an intellectual property portfolio of more than 250 licensed or owned patents and patent applications relating to the areas of robotics, haptics, computer assisted surgery and implants. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. MAKO intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond MAKO’s ability to control or predict. Such factors, among others, may have a material adverse effect on MAKO’s business, financial condition and results of operations and may include the potentially significant impact of a continued economic downturn or delayed economic recovery on the ability of MAKO’s customers to secure adequate funding, including access to credit, for the purchase of MAKO’s products or cause MAKO’s customers to delay a purchasing decision, changes in competitive conditions and prices in MAKO’s markets, unanticipated issues relating to intended product launches, decreases in sales of MAKO’s principal product lines, increases in expenditures related to increased or changing governmental regulation or taxation of MAKO’s business, unanticipated issues in securing regulatory clearance or approvals for new products or upgrades or changes to MAKO’s current products, the impact of the recently enacted United States healthcare reform legislation on hospital spending, reimbursement, and the taxing of medical device companies, loss of key management and other personnel or inability to attract such management and other personnel and unanticipated intellectual property expenditures required to develop, market, and defend MAKO’s products. These and other risks are described in greater detail under Item 1A, “Risk Factors,” in MAKO’s annual report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 10, 2010. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. MAKO does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

 “MAKOplasty®,” “RESTORIS®,” and “RIO®,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

Condensed Statements of Operations (unaudited) (in thousands, except per share data)	Three Months Ended March 31,
	2010	2009
Revenue:
Procedures	$3,628	$1,155
Systems – RIO	3,390	―
Systems – TGS, previously deferred	―	2,490
Service and other	231	82
Total revenue	7,249	3,727
Cost of revenue:
Procedures	1,955	487
Systems – RIO	1,740	252
Systems – RIO upgrades	―	1,213
Systems – TGS, previously deferred	―	972
Service and other	301	106
Total cost of revenue	3,996	3,030
Gross profit	3,253	697
Operating costs and expenses:
Selling, general and administrative	10,818	6,808
Research and development	3,283	2,513
Depreciation and amortization	622	478
Total operating costs and expenses	14,723	9,799
Loss from operations	(11,470)	(9,102)
Interest and other income	108	222
Loss before income taxes	(11,362)	(8,880)
Income tax expense	46	5
Net loss	$(11,408)	$(8,885)
Net loss per share - Basic and diluted	$(0.34)	$(0.36)
Weighted average common shares outstanding - Basic and diluted	33,180	24,741

Selected Balance Sheet Data (unaudited) (in thousands)	March 31, 2010	December 31, 2009

Cash, cash equivalents and investments	$60,615	$71,213
Total assets	91,846	99,103

Long-term debt	―	―
Additional paid-in capital	209,580	204,977
Accumulated deficit	(125,603)	(114,195)
Total stockholders’ equity	83,994	90,794

CONTACT:

Investors:

MAKO Surgical Corp.
Susan M. Verde
954-927-2044 x349
sverde@makosurgical.com

or

Westwicke Partners
Mark Klausner

443-213-0500
mark.klausner@westwicke.com

Source: MAKO Surgical Corp.